EXHIBIT 10.42

                                  MEDICON, INC.
                              EMPLOYMENT AGREEMENT
                              --------------------

          THIS AGREEMENT is made as of November 17, 1995, by and between Medicon, Inc., an Illinois corporation (the "Company"), and Carl R. Adkins, M.D. (the "Executive").

          The Company desires to employ the Executive and the Executive desires to accept employment with the Company, on the terms and conditions of this Agreement. Accordingly, the parties agree as follows:

          1.  Employment and Acceptance.
              -------------------------

          The Company hereby employs the Executive and the Executive hereby accepts employment from the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on September 5, 1995 (the "Effective Date") and ending as provided in Section 5 hereof (the "Employment Period").

          2.  Duties and Authority.
              --------------------

               2.1  Duties.  The Executive agrees to use his best efforts, skill
                    ------
and abilities to promote the Company's interest in his capacity as President and Chief Executive Officer of the Company. The Executive will report directly to the Board of Directors (the "Board") of the Company.

               2.2  Titles.  The Executive shall be the President and Chief
                    ------
Executive Officer of the Company.

          3.  Place of Employment.
              -------------------

          The duties to be performed by the Executive hereunder shall be performed primarily at the executive headquarters of the Company, subject to reasonable travel requirements on behalf of the Company.

          4.  Compensation and Benefits.
              -------------------------

              4.1  Compensation.  As compensation for services to be rendered
                   ------------
pursuant to this Agreement, during the Employment Period, the Company shall pay the Executive an initial salary at the annual rate of no less than $275,000.00 (the "Base Salary"), payable in accordance with the payroll policy of the Company, less such deductions or amounts to be withheld as shall be required by applicable law and regulations.



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               4.2  Bonuses.
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                    4.2.1  Short-Term Incentive Bonuses.  The Executive is
                           ----------------------------
eligible to receive one of two potential cash bonuses based on the following (which are in addition to the Annual Bonus described in Section 4.2.2 below):

                    (a) If the Company (1) achieves positive quarterly net income in either the first or second quarter of fiscal 1996 and (2) does not
                                                            ---
require additional capital before December 31, 1996 (excluding an initial public offering ("IPO") or Board-approved investment by a non-affiliated corporate partner) beyond the pending $7.5 million contribution of capital by the principal selling shareholders of the 1994 recapitalization (the "Principals' Contribution"), the Executive will receive a short-term incentive bonus ("Short-Term Bonus Option One") equal to 100% of his Base Salary. Such bonus will be payable at the end of the fiscal year, but only if the Company has remained profitable for the balance of the year.

                    (b) If the Company does not satisfy 4.2.1(a) above but instead (1) achieves positive quarterly net income in either the third or fourth quarter of fiscal 1996 and (2) does not require additional capital before
                       ---
December 31, 1996 (excluding an IPO or Board-approved investment by a non-affiliated corporate partner) beyond the Principals' Contribution, the Executive will receive a short-term incentive bonus ("Short-term Bonus Option Two") equal to 50% of his Base Salary. Such bonus will be payable at the end of the fiscal year, but only if the Company has remained profitable for the balance of the year.

                    4.2.2  Annual Bonus.  For fiscal year ending December 31,
                           ------------
1996 and each fiscal year thereafter ending during the Employment Period, the Employee will be eligible for a performance based annual bonus (the "Annual Bonus," and together with Short-Term Bonus Option One and Short-Term Bonus Option Two, the "Bonuses"). The Executive and the Compensation Committee will meet during the fourth quarter of each fiscal year (beginning in the fourth quarter of 1995) to agree upon and set appropriate performance targets for the following year based on revenue growth, profitability per share and capital required (the "Plan Targets"). These Plan Targets will be linked to the Company's annual plan as approved by the Board (the "Annual Plan"). At the end of each fiscal year the Executive's Annual Bonus payment will be as follows:

                    (a) If the Company achieves the applicable Plan Targets, the Executive will receive an Annual Bonus equal to 50% of his Base Salary.



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               (b)  If the Company exceeds the applicable Plan Targets, the
Executive's Annual Bonus payment may be increased up to an amount which equals 100% of his Base Salary according to a sliding scale based on extraordinary performance. This sliding scale will be determined each year by the Compensation Committee based on the specific Annual Plan and Plan Targets for that year, with the payment of an Annual Bonus equal to 100% Of Base Salary occurring with achievement of extraordinary performance.

          The parties acknowledge that the Annual Bonus plan may have to be revised in the event of an IPO.

          4.3  Benefits.
               --------

               4.3.1  Group Benefits.  Except as provided in the following
                      --------------
sentence, the Company agrees to provide the Executive during the Employment Period all health programs (including, without limitation, medical and dental programs), 401-K programs, similar benefit plans, and other so-called "fringe benefits" of the Company (collectively, "Fringe Benefits"); provided, however,
                                                            --------  -------
that the Executive will not be eligible to participate in the Company's 401-K programs until the first fiscal quarter following the one-year anniversary of the Effective Date. The Company agrees that each of the Fringe Benefits in effect on the date hereof or at any time during the Employment Period shall not be terminated, modified or replaced in any manner that materially reduces the benefits to the Executive without the written consent of the Executive, unless such termination or modification relates to a Fringe Benefit that is available generally to employees of the Company or to executive employees of the Company and such termination or modification affects all employees covered by such Fringe Benefit.

               4.3.2  Relocation Expenses.
                      -------------------

               (a) The Company shall, through a relocation firm, effectively purchase the Executive's current residence, located at 8519 Eagle Ridge Road, Springboro, Ohio 450066 (the "Current Residence"), at a price (the "Appraisal Price") equal to the average of two independent appraisals received by such relocation firm. In connection with the foregoing, the Company shall (i) pay the costs of the relocation firm (including costs such as the appraisals and any commission on the sale of the Executive's current residence), (ii) any closing costs, including costs associated with inspection and the transfer of title and (iii) the difference, if any, between the Appraisal Price of the Current Residence and the $525,000 price paid for the Current Residence by the Executive.

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               (b)  The Company shall pay the following relocation expenses of the Executive in connection with the Executive's initial relocation to Illinois:
(i) temporary housing expenses for a period of up to 90 days in an amount not to exceed $30,000.00, (ii) reasonable travel, hotel and related expenses for the Executive and his family to make round trips between Dayton, Ohio and Chicago, Illinois to locate a new residence, expected not to exceed $10,000.00, (iii) legal costs incurred in connection with the Executive's purchase of his new residence, (iv) points on the Executive's new mortgage, (v) expenses incurred in connection with the relocation of household effects; provided, however, that the
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Executive shall obtain estimates from two moving companies for the cost of such relocation and the Company, following consultation with the Executive, will select a moving company and pay the costs of such moving company directly on the Executive's behalf, and (vi) an amount sufficient on an after-tax basis to reimburse the Executive for any tax expenses incurred as a result of any of the above items not being deductible for income tax purposes.

               4.4  Restricted Stock.  The Executive shall receive 1,314,451
                    ----------------
shares of the Company's Class A Common Stock that will be subject to forfeiture provisions and such other terms nd conditions as are set forth in the restricted stock agreement (the "Restricted Stock Agreement") being entered into concurrently herewith by the Company and Executive, which agreement is attached hereto as Exhibit A and which is incorporated herein by reference.

               4.5  Vacations.  The Executive shall be entitled to reasonable
                    ---------
non-accruing annual periods of vacation (not less than an aggregate of four weeks in any calendar year) with full pay.

          5.  Termination; Payment Upon Certain Termination Events.
              ----------------------------------------------------

              (a) The Employment Period shall end on December 31, 1996 (the "Original Period"), provided that (i) the Employment Period shall terminate prior to such date (a) upon the Executive's resignation or death or (b) upon the permanent disability or incapacity of the Executive that causes the Executive to be unable to perform his duties under this Agreement (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or, upon 90 days' written notice to the Executive, without Cause. Notwithstanding the foregoing, the Company, subject to termination pursuant to clause (i) or (ii) of the immediately preceding sentence,










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will extend the Employment Period for successive periods of one year each (each, a "Successive Period") unless the Board of Directors delivers a written notice at least 90, but no more than 120, days prior to the end of the Original Period or each Successive Period of its decision not to extend the Employment Period.

               (b) If the Employment period is terminated by the Company without Cause, then the Executive shall be entitled to receive his Base Salary for a period of one year following such termination; provided, however, that
                                                     --------  -------
the Company will cease paying such severance if the Executive materially breaches any provisions of paragraphs 6 or 7 hereof; provided further, however,
                                                     -------- -------  -------
that if the Executive becomes employed within such time period and (i) if the Executive's compensation equals or exceeds his Base Salary, the Company shall cease paying such severance or (ii) if the Executive's compensation is less than his Base Salary, the Company shall continue paying such severance but only to the extent that his Base Salary exceeds his current compensation.

               (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, the Executive shall be entitled to receive his Base Salary through the date of termination.

               (d) All of Executive's rights to Fringe Benefits and Bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination.

               (e) For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries, (ii) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure, which is not cured within 15 days after written notice thereof to the Executive, to perform duties as reasonably and lawfully directed by the Board which are consistent with the Executive's role as Chief Executive Officer of the Company, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or (v) any material breach of the provisions of Sections 6 or 7 of this Agreement which are not cured within 15 days after written notice thereof to the Executive, in each case as determined in the good faith judgment of the Board.




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          6.  Confidential Information.
              ------------------------

          The Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company or any subsidiary of the Company ("Confidential Information") are the property of the Company or such subsidiary. Therefore, the Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the members of the industry in which the Company operates other than as a result of Executive's acts or omissions to act. The Executive shall deliver to the Company any time the Company may request, all memoranda, notes, plans, records, reports and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any subsidiary which he may then possess or have under his control.

          7.  Non-Compete, Non-Solicitation.
              -----------------------------

              (a) The Executive acknowledges that in the course of his employment with the Company and its subsidiaries he will become familiar with the Company's and its subsidiaries' trade secrets and with other confidential information concerning the Company and its subsidiaries and that his services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, the Executive agrees that, during the Employment Period and for a period (the "Noncompete Period") of three years following the termination of his employment with the Company, or five years if the Company terminates the Executive for Cause or if the Executive resigns, he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries as such businesses exist (including, without limitation, diagnostic imaging management care services, diagnostic imaging practice management services, building or acquiring networks of radiology providers or utilization review services) or are in process on the date of the termination of the Executive's employment, within the United States. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2.5% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

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               (b)  During the Noncompete Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee, vendor or other business relation of the Company or any subsidiary to cease doing business with Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, vendor or business relation and the Company or any subsidiary.

               (c) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

               (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

          8.  Business Expenses.  the Executive shall be entitled to prompt
              -----------------
reimbursement for all reasonable business expenses incurred by the Executive in the performance of his duties.

          9.  Legal Costs.  The Executive shall be entitled to prompt
              -----------
reimbursement for all reasonable legal costs and expenses incurred by the Executive in connection with the negotiation and documentation of this Agreement, the Restricted Stock Agreement and any other agreements related hereto and thereto.

          10.  Other Provisions.
               ----------------

               10.1  Notices.  Any notice or communication required or permitted
                     -------
hereunder shall be in writing and shall be delivered in person or by certified, registered or



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express mail, postage prepaid.  Any such notice shall be deemed given when so delivered, as follows:

               (i)  If to the Company, to:

                    Medicon, Inc.
                    Jeffrey R. Jay, M.d.
                    Chairman of the Compensation Committee
                    c/o J.H. Whitney & Co.
                    177 Broad Street
                    Stamford Connecticut  06901

              (ii) If to the Executive, to the Executive in care of the Company at the above address, with a copy to the Executive at his then-current residence.

          Any party may change its address for notice hereunder by notice to the other parties in accordance with this Section 10.1.

               10.2  Governing Law.  This Agreement shall be governed by and
                     -------------
interpreted in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

               10.3  Entire Agreement; Amendment and Waivers.  This instrument
                     ---------------------------------------
is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. The parties do not intend to confer any benefit hereunder on any third person, and, without limiting the generality of the foregoing, the parties may, in writing, without notice to or consent of any third person, at any time waive any rights hereunder or amend this Agreement in any respect or terminate this Agreement. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same provision or any breach of any other provision of this Agreement.

               10.4   Restricted Stock Agreement Provisions to Prevail.  In the
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event of any inconsistency between any provision of this Agreement and the
Restricted Stock Agreement the Restricted Stock Agreement shall govern.

               10.5  Validity.  The invalidity or unenforceability of any
                     --------
provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.



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               10.6  Assignment.  This Agreement, and any rights and obligations
                     ----------
hereunder, may not be assigned by any party hereto without the prior written consent of the other party.

               10.7  Headings.  Section heading are inserted herein for
                     --------
convenience only and do not constitute a part, and shall not affect the interpretation, of this Agreement.

               10.8  Counterparts.  This Agreement may be executed in
                     ------------
counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

               10.9  Survival.  Sections 6, 7, 9 and 10 shall survive and
                     --------
continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              MEDICON, INC.



                              By: /s/ Jeffrey R. Jay
                                 --------------------------------
                                 Name:  Jeffrey R. Jay, M.D.
                                 Title: Chairman of the
                                        Compensation Committee

AGREED AND ACCEPTED


/s/ Carl R. Adkins
- --------------------------
Carl R. Adkins, M.D.